Exhibit 99.2


                Donnkenny Inc. Announces Promotions of
                    Sharon Wax and Glenn Lembersky


    NEW YORK--(BUSINESS WIRE)--April 28, 2003--Donnkenny, Inc. (OTC BB:DNKY) today announced that Sharon Wax, President of the Company's Pierre Cardin division, has been promoted to President of the Company's Sportswear Group and Glenn Lembersky, Executive Vice President of Private Label, has been promoted to President of the Company's Private Label Group. Both will be responsible for all merchandising and sales for their respective Groups. The Company's Sportswear Group will consist of the Company's Branded divisions which now include Pierre Cardin(R), Victoria Jones(R), Casey & Max(R) and View by Victoria Jones(TM). Newly-established and acquired brands will be included in this Sportswear Group.
    Both Ms. Wax and Mr. Lemberksy will report to Daniel H. Levy, CEO and Chairman of the Company. In commenting upon the promotions, Mr. Levy stated: "The Company is pleased to have such capable and experienced people on staff to head our two business groups." Mr. Levy continued: "We are excited about the future contributions of our new Group Presidents and I look forward to working with them in growing our business. While we may be facing difficult periods until the retail climate and the economy improve, we believe we have the right people in place to continue the progress Donnkenny has been making."
    Ms. Wax has spent her entire career in the apparel industry, working first for May Merchandising Group. Most recently, before joining the Company, Ms. Wax was Senior Vice President of Merchandising for Associated Merchandising Corporation and President of Liz Claiborne Kids, a division of Baby Togs.
    Mr. Lembersky also has his origins in the retail industry, spending six years with May Company California. Prior to joining Donnkenny, Mr. Lembersky was Executive Vice President of Cherokee Apparel, Vice President of Sales for Kayo of California and Executive Vice President of Sag Harbor Special Markets Division of the Kellwood Company.
    Donnkenny designs, manufactures, imports and markets a broad line of moderately priced women's sportswear. The Company's major labels include Pierre Cardin(R), Harve Benard(R), Donnkenny(R), Casey & Max(R) and Victoria Jones(R).

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.


    CONTACT: Donnkenny Inc., New York
             Daniel H. Levy, 212/790-3947
             or Maureen d. Schimmenti, 212/790-3976